EXHIBIT 10.20
Via Email
(mslessor@formfactor.com)
December 17, 2013

Michael D. Slessor
c/o FormFactor, Inc.
7005 Southfront Road
Livermore, CA 94551, USA

Re:	Tax Withholding on Options
Dear Mike:
This letter confirms our agreement around an income tax withholding issue related to your stock option income in connection with FormFactor’s acquisition of Astria Semiconductor Holdings / MicroProbe. Specifically, in light of an under withholding of $152,163 of California State Income Tax (“CA SIT”) for your stock option income in tax year 2012, FormFactor will compensate you for the incremental additional Federal income tax impact that you incur in the combined 2012 and 2013 tax years, should the 2013 Alternative Minimum Tax (“AMT”) or other federal tax rules limit the federal tax benefit of the $152,163 deduction associated with the 2012 CA SIT under withholding.
By way of background, the $152,163 CA SIT under withholding was not discovered until after the fiscal 2012 year-end deadline allowed under California law to correct the error and withhold the proper amount of tax. As a result, you have advised us that with your 2012 CA SIT return filed in April 2013, you made a payment of $259,976, which was the total amount of CA SIT due. Because the payment of the under withheld $152,163 CA SIT (and in fact the entire $259,976), occurred in calendar year 2013, this additional CA SIT could not be recorded as an itemized deduction on your 2012 Federal tax return, thus creating a larger 2012 Federal tax payment. While you will be able to deduct this $259,976, including the $152,163 of under withheld 2012 CA SIT, on your 2013 Federal tax return, the 2013 AMT may prevent you from realizing the full benefit of the under-withheld 2012 CA SIT for tax year 2013, depending on IRS rules in place at that time. Your total 2012 CA SIT amount due (and payment made) of $259,976 exceeds the under withheld $152,163 in large part because of the impact of the passage of Proposition 30 after the October 16, 2012 merger closing.
To determine the incremental tax impact and FormFactor’s payment to you, we agreed that:

1)	FormFactor will pay a mutually agreeable independent tax consultant to:

a.
Review your as-filed 2012 and 2013 Federal and California State tax returns, to calculate the incremental impact of the $152,163 2012 CA SIT under withholding on your combined 2012 and 2013 Federal taxes paid.

b.
Recalculate your 2012 and 2013 Federal tax returns assuming hypothetically that FormFactor withheld the $152,163 amount of CA SIT during 2012, and that same amount was then not paid by you with the April 2013 filing of your 2012 CA tax return.

c.
Compare the total Federal tax due in combined 2012 and 2013 under the hypothetical calculation of Item 2) to the actual amount of Federal tax you were required to pay in both 2012 and 2013 from Item 1), with the difference being an incremental Federal tax payment that you made April 2013 (the “Incremental 2012 Tax Liability”).

2)
Because you would not have had to incur the Incremental 2012 Tax Liability if either there was not an under withholding of $152,163 of CA SIT, or the under withholding had been identified during calendar year 2012 and appropriate taxes paid, FormFactor will compensate you for the Incremental 2012 Tax Liability by paying to you by check or wire transfer and reporting:

FormFactor, Inc. 7005 Southfront Road, Livermore, CA 94551 Tel: 925.294.4000 Fax: 925.294.4119
www.formfactor.com

Michael D. Slessor
December 17, 2013

a.	Income equal to the Incremental 2012 Tax Liability, to be reported as additional income in 2014 on your W2, and

b.	Additional income equal to the appropriate (supplemental) CA state and Federal income and payroll withholding rates on the Incremental 2012 Tax Liability.[1]
We anticipate completing the calculation and payment within 60 days of your providing your 2012 and 2013 tax returns, and all appropriate 2012 and 2013 tax return information and schedules (collectively, the “Tax Papers”). Our agreement to compensate you is contingent upon and subject to your providing us with all Tax Papers and other information we, or the independent tax consultant, may reasonable request, and your remaining a FormFactor employee through and until 60 days after you provide us with the Tax Papers. If, however, your employment at FormFactor is terminated by us without cause, our obligations under this letter agreement will continue to be binding and in place.
Please countersign and return this letter to confirm your understanding and agreement to the above process for compensating you for the $152,163 CA SIT under withholding. If you have any questions, please feel free to contact David Bell, Mike Ludwig or me.
Very truly yours,
FormFactor, Inc.

/s/ Stuart L. Merkadeau
Stuart L. Merkadeau
SVP, General Counsel and Secretary

Acknowledged and Agreed to on December 30, 2013.

/s/ Michael D. Slessor
Michael D. Slessor

_____________________________________
1 Based on our analysis to date, we understand the underpaid tax exposure will be in the range of US$95,000.